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Exhibit 99.1

ACUSPHERE

FOR IMMEDIATE RELEASE

Acusphere Announces Pricing of Public Offering of Preferred Stock

WATERTOWN, MA, February 18, 2005—Acusphere, Inc. (NASDAQ: ACUS), today announced that on February 17, 2005 it priced a public offering of 900,000 shares of its 6 1/2% convertible exchangeable preferred stock for estimated net proceeds of approximately $41.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. Acusphere has granted the underwriters in the offering a 30-day option to purchase up to an additional 100,000 shares of preferred stock solely to cover over-allotments, if any. Piper Jaffray & Co. is acting as sole book-running manager, with SG Cowen & Co. and C.E. Unterberg, Towbin serving as co-managers, for the offering.

Each share of preferred stock has a liquidation preference of $50 per share and is convertible into 7.2886 shares of Acusphere's common stock, representing a conversion price of $6.86 per share. Dividends will be cumulative from the date of original issue at the annual rate of $3.25 per share of preferred stock, payable quarterly. Acusphere may elect to automatically convert some or all of the preferred stock into shares of Acusphere's common stock if the closing price of its common stock has exceed $10.30 per share (150% of the conversion price) for at least 20 trading days during any 30-day trading period. Prior to March 1, 2009, if Acusphere elects to automatically convert, or if any holder elects to voluntarily convert, the preferred stock, Acusphere will also make an additional payment equal to the aggregate amount of dividends that would have been payable on the preferred stock so converted from the original date of issuance through and including March 1, 2009, less any dividends already paid on the preferred stock. This additional payment is payable by Acusphere, at its option, in cash, in additional shares of Acusphere's common stock or in a combination of both.

A shelf registration statement relating to the shares that Acusphere intends to sell has previously been filed with, and has been declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, (612) 303-6000.

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere's three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.

This Release contains forward-looking statements, including statements regarding expectations as to the completion, timing and size of any public offering. A number of risks and uncertainties could cause actual events to differ from the Company's expectations indicated by these forward-looking statements. These risks include successful closing with the underwriters, successful completion of the offering and other risks addressed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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Contact: John F. Thero Acusphere, Inc. Sr. Vice President and CFO (617) 648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800

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  Exhibit 99.1